Exhibit 3.1


      State of Delaware
      Secretary of State
   Division of Corporations
Delivered 09:23 PM 01/28/2008
  FILED 07:50 PM 01/28/2008
 SRV 080091825 - 4496070 FILE


                          CERTIFICATE OF INCORPORATION
                                       OF
                           DALKEITH INVESTMENTS, INC.


The undersigned, for the purposes of forming a corporation under the laws of the State of Delaware, does make, file and record this Certificate, and does certify that:

FIRST: The name of this corporation is Dalkeith Investments, Inc.

SECOND: The Registered Office in the State of Delaware is to Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801, County of New Castle. The name of its Registered Agent is Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH: The amount of the total authorized capital stock of the corporation is One Hundred Ten Million (110,000,000) shares. One Hundred Million (100,000,000) shares at par value $0.0001 per share shall be classified as Common Stock and Ten Million (10,000,000) shares at par value $0.0001 per share shall be classified as Preferred Stock.

The preferred shares may be issued from time to time in one or more series. The Board is authorized to fix the number of shares and to determine the designation of any such series. The Board is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred shares.

FIFTH: The name and mailing address of the incorporator is

                                  Robert Diener
                         122 Ocean Park Blvd. Suite 307
                             Santa Monica, CA 90405

SIXTH: The duration of the corporation shall be perpetual.

SEVENTH: The personal liability of all of the directors of the corporation is hereby eliminated to the fullest extent allowed as provided by the Delaware General Corporation Law, as the same may be supplemented or amended.

EIGHTH: The corporation shall, to the fullest extent legally permissible under the provisions of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Agreement or Resolution adopted by the stockholders entitled to vote thereof after notice.

NINTH: After the original or other Bylaws of the corporation have been adopted, amended or repealed, as the case may be, in accordance with the provisions of
Section 109 of the General Corporation Law of the State of Delaware, and, after the corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the corporation may be exercised by the Board of the corporation; provided, however, that any provision for the classification of directors of the corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial Bylaw or in a Bylaw adopted by the stockholders entitled to vote of the corporation unless provisions for such classification shall be set forth in this certificate of incorporation.

TENTH: The directors of the corporation need not be elected by ballot.

Dated on this 24th day of January, 2008

                                                           /S/ ROBERT DIENER
                                                           ---------------------
                                                           Robert Diener
                                                           Incorporator